Exhibit 99.1

NEWS ANNOUNCEMENT                                                                          FOR IMMEDIATE RELEASE

NEXSTAR BROADCASTING GROUP REPORTS

RECORD FIRST QUARTER OPERATING RESULTS

- Revenue of $59.8 Million Drives Significant Gains in

Income from Operations, EBITDA and Free Cash Flow -

Irving, TX – May 3, 2006—Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) today reported record first quarter financial results for the period ended March 31, 2006.

Summary 2006 First Quarter Highlights:

Net revenue for the quarter ended March 31, 2006 grew 12.2% to $59.8 million from $53.3 million in the first quarter of 2005. Income from operations for the three months ended March 31, 2006 totaled $6.1 million compared with $1.6 million in the quarter ended March 31, 2005. The Company recorded a basic and diluted net loss per share of $0.26 for the three months ended March 31, 2006 compared with a basic and diluted net loss per share of $0.45 in the first quarter of 2005. During the first quarter 2006 the Company incurred $0.4 million of non-cash employee stock option expense pursuant to its adoption on January 1, 2006 of SFAS No. 123R. The Company incurred no employee stock option expense in the period ended March 31, 2005.

Broadcast cash flow(1) rose 24.5% to $19.8 million in the first quarter of 2006 from $15.9 million in the first quarter of 2005. EBITDA(1) totaled $16.6 million for the first quarter of 2006, a 28.8% increase over the first quarter of 2005, while free cash flow(1) rose to $4.9 million in first quarter of 2006, a $4.7 million year-over-year increase.

(1)	“Broadcast cash flow”, “EBITDA” and “free cash flow” are non-GAAP financial measures. For a definition of these measures and reconciliation to GAAP financial results, please see the “Definitions and Disclosure Regarding non-GAAP Financial Information” section and supplemental reconciliation tables at the end of this release.

Nexstar’s guidance, issued on March 2, 2006, was for net revenue in the 2006 first quarter of approximately $56.0 to $57.0 million. Excluding political advertising, gross local and national advertising revenue for the 2006 first quarter increased 11.1%. First quarter 2006 political advertising revenue was approximately $1.8 million, compared to approximately $0.3 million in the first quarter of 2005. Nexstar also recorded approximately $3.0 million of total retransmission consent revenues in the quarter compared to the $0.5 million recorded in the first quarter of 2005.

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Nexstar Broadcasting Group Q1 2006 Results, 5/3/06	page 2

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “I’m delighted that Nexstar exceeded our first quarter guidance. We posted record first quarter net revenue, income from operations, broadcast cash flow, EBITDA and free cash flow. Retransmission consent agreements contributed cash revenues of $2 million as well as approximately $1 million of ad spends. This revenue source will be a significant contributor to Nexstar’s results on a going forward basis.”

“Strong organic cash flows enabled Nexstar to further address debt reduction, an important corporate priority. During the first quarter we made $4.9 million of principal payments against senior credit facilities.”

“Nexstar’s focus on local sales and local news leadership in our mid-sized markets support our expectations for continued leading revenue share in most of the markets in which we operate. Early in the second quarter, Nexstar announced its intention to sell KFTA-TV in Ft. Smith, Arkansas to Mission Broadcasting. Upon securing FCC approval and completion of the sale, the station will become the FOX affiliate serving the market. Nexstar’s KNWA-TV, which operates in the same DMA, will remain the NBC affiliate in the market and has agreed to enter into a joint sales and shared services agreement with Mission whereby KNWA will provide local news, sales and other non-programming services to KFTA. We believe this arrangement will prove to be attractive to viewers who will now be able to access a full-power FOX station and the market’s first prime time local newscast, while providing another choice for local advertisers to reach customers in the market.”

Outstanding Debt

At March 31, 2006, the Company’s total debt was approximately $644.5 million and cash balances were $11.8 million. As defined per the credit agreement, consolidated total debt was $528.5 million at March 31, 2006, net of cash on hand, which resulted in a leverage ratio of 7.8x, compared to a permitted leverage covenant of 8.0x under the company’s credit facilities. Nexstar Broadcasting, Inc., a subsidiary of the Company, and Mission, are borrowers under senior secured credit facilities. Covenants under the credit facilities exclude Nexstar Finance Holdings, Inc.’s 11.375% notes, which have accreted to $104.2 million as of March 31, 2006.

Interest expense in the first quarter of 2006 was $12.2 million, compared to $13.1 million for the same period in 2005. The decrease is primarily attributed to the April 2005 redemption of all $160.0 million in aggregate principal amount of our outstanding 12% Senior Subordinated Notes due April 1, 2008. The decrease was partially offset by the April 2005 issuance of the $75.0 million in the aggregate principal amount of 7% Senior Subordinated Notes due 2014, higher interest rates and a greater amount of bank debt outstanding under our and Mission Broadcasting Inc.’s senior credit facilities. As of March 31, 2006 and 2005, total bank debt under Nexstar’s and Mission’s senior credit facilities was $342.8 million and $254.7 million, respectively. Cash interest for the first quarter of 2006 was $9.1 million, compared to $10.0 million for the same period in 2005. Cash interest excludes non-cash interest related to amortization of debt financing costs and accretion of the discount on Nexstar’s 11.375% senior discount notes and 7% senior subordinated notes.

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Nexstar Broadcasting Group Q1 2006 Results, 5/3/06	page 3

Summary 2006 Second Quarter Outlook

Nexstar today issued the following outlook for the three-month period ending June 30, 2006:

2006 Second Quarter Estimates (in millions)	Three Months Ended June 30,
	2006 Estimate	2005 Actual	Approximate Change
Net Revenue	$62.5 - $64.0	$58.7	6.5% - 9.0%
Station Operating Expenses	$38.5 - $39.5	$37.5	2.7% - 5.3%
Corporate Overhead	$3.2 - $3.5	$2.5	28.0% - 40.0%

Net revenue is comprised of gross local, national and political advertising revenue, revenue related to retransmission agreements, trade and barter revenue, and other sources of revenue, less agency commissions. The Company’s expectation for net revenue growth of 6.5% to 9% for the three months ending June 30, 2006 assumes political revenue of approximately $2 million. In the quarter ended June 30, 2005 the Company recorded gross political advertising revenue of $0.8 million. Station operating expenses include the direct expenses, trade and barter expense and program amortization costs associated with the operation of the Company’s television stations. The anticipated increase in corporate overhead in the quarter ending June 30, 2006 compared with the same period in 2005 includes approximately $0.4 million of non-cash employee stock option expense.

The Company’s financial outlook for the second quarter ending June 30, 2006 assumes there will be no new acquisitions or local service agreements entered into during the period. The outlook is subject to, and could be affected by: economic developments, regulatory developments, the timing of any investments, dispositions or other transactions, and major news events, among other circumstances. Reference is made to the “Safe Harbor” statement regarding forward-looking comments at the end of this press release. While the Company may, from time to time, issue updated guidance, it assumes no obligation to do so. Certain prior year financial statement amounts have been reclassified to conform to the current year presentation.

First Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today. Senior management will discuss the financial results and host a question and answer session. A live audio webcast of the call will be accessible to the public on the Company’s web site, www.nexstar.tv. A recording of the webcast will subsequently be archived on the site. The dial in number for the audio conference call is 877-502-9274, (913-981-5584 for international callers); no access code is needed. A replay of the call will be available through May 10, 2006 by dialing 888-203-1112, (719-457-0820 for international callers), and entering access code 6464227.

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Nexstar Broadcasting Group Q1 2006 Results, 5/3/06	page 4

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as income from operations plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter) and loss on asset disposal, net minus broadcast rights payments.

EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss on asset disposal, net, and non-cash stock option expense, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Broadcast cash flow, EBITDA and free cash flow results are non-GAAP financial measures. Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs. Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business. For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group owns, operates, programs or provides sales and other services to 46 television stations in 27 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama and New York.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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Nexstar Broadcasting Group Q1 2006 Results, 5/3/06	page 5

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:

Matthew E. Devine	Joseph Jaffoni, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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Nexstar Broadcasting Group Q1 2006 Results, 5/3/06	page 6

Nexstar Broadcasting Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005(2)
	(Unaudited)
Net revenue (1)	$59,826	$53,312

Operating expenses:
Station direct operating expenses, net of trade (exclusive of depreciation and amortization shown separately below)	15,790	14,671
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	17,161	15,073
Loss on asset disposal, net	64	109
Trade and barter expense	4,730	4,999
Corporate expenses	3,217 (3)	3,022
Amortization of broadcast rights, excluding barter	2,096	2,685
Amortization of intangible assets	6,053	6,762
Depreciation	4,626	4,423

Total operating expenses	53,737	51,744

Income from operations	6,089	1,568
Interest expense, including amortization of debt financing costs	(12,242)	(13,075)
Interest income	117	39
Other income (expenses), net	—	(48)

Loss before income taxes	(6,036)	(11,516)
Income tax expense	(1,251)	(1,292)

Net loss	$(7,287)	$(12,808)

Basic and diluted net loss per share	$(0.26)	$(0.45)
Basic and diluted weighted average number of shares outstanding	28,363	28,363

(1)	Includes approximately $3.0 million and $0.5 million of total cash retransmission consent compensation and retransmission advertising for the three months ended March 31, 2006 and 2005, respectively.
(2)	Certain prior year financial statement amounts have been reclassified to conform to the current year presentation.
(3)	Includes approximately $0.4 million of non-cash employee stock option expense.

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Nexstar Broadcasting Group Q1 2006 Results, 5/3/06	page 7

Nexstar Broadcasting Group, Inc.

Reconciliation Between Actual Consolidated Statements of Operations

and Broadcast Cash Flow and EBITDA (Non-GAAP Measures)

(in thousands)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)
Income from operations	$6,089	$1,568
Add:
Depreciation	4,626	4,423
Amortization of intangible assets	6,053	6,762
Amortization of broadcast rights, excluding barter	2,096	2,685
Loss on asset disposal, net	64	109
Corporate expenses	3,217	3,022
Less:
Payments for broadcast rights	2,302	2,637

Broadcast cash flow	$19,843	$15,932
Less:
Corporate expenses	3,217	3,022

EBITDA	$16,626	$12,910

Nexstar Broadcasting Group, Inc.

Reconciliation Between Actual Consolidated Statements of Operations

and Free Cash Flow (Non-GAAP Measure)

(in thousands)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)
Income from operations	$6,089	$1,568
Add:
Depreciation	4,626	4,423
Amortization of intangible assets	6,053	6,762
Amortization of broadcast rights, excluding barter	2,096	2,685
Loss on asset disposal, net	64	109
Non-cash stock option expense	414	—
Less:
Payments for broadcast rights	2,302	2,637
Cash interest expense	9,140	9,993
Capital expenditures	2,982	2,874
Cash income taxes, net of refunds	66	(109)

Free Cash Flow	$4,852	$152

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